UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2012

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 31, 2012, Marina Biotech, Inc. (the “Company”) entered into a Second Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes (the “Second Amendment”) with the purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company and the Purchasers agreed to amend that certain Note and Warrant Purchase Agreement dated as of February 10, 2012 between the Company and the Purchasers, and the 15% secured promissory notes issued to the Purchasers pursuant thereto (the “Notes”). Pursuant to the Second Amendment, the Purchasers agreed to extend the maturity date of the Notes from May 31, 2012 to June 15, 2012 in consideration of the issuance to the Purchasers of warrants (the “Warrants”) to purchase up to 425,100 shares of the common stock of the Company. The Warrants have an initial exercise price of $0.64 per share, which is subject to adjustment (including as a result of subsequent financings completed on or prior to June 30, 2014), will be exercisable for a period of five years beginning six months and one day following the issuance of the Warrants, and otherwise have substantially the same terms and conditions as the warrants that were issued to the Purchasers on February 10, 2012 upon the closing of the transactions contemplated by the Note and Warrant Purchase Agreement.

The foregoing summary is qualified in its entirety by reference to the Second Amendment and the Warrants, a copy of each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

Item 8.01. Other Events.

On June 1, 2012, the Company issued the press release filed as Exhibit 99.1 to this Current Report, the full text of which is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated June 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

June 5, 2012	By:	/s/ J. Michael French
Name: J. Michael French
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated June 1, 2012.